Exhibit 23.2

Consent of Certified Public Accountant

The Board of Directors
Foamex Asia Company Limited:

I consent to the use of my report dated 17 March 2008, with respect to the consolidated balance sheets of Foamex Asia Company Limited and its subsidiaries as of 31 August 2007 and 31 December 2006 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the eight month period ended 31 August 2007 and for the year ended 31 December 2006, which report appears in the 30 December 2007 annual report on Form 10-K/A of Foamex International Inc. incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

My report dated 17 March 2008, contains an explanatory paragraph that states that generally accepted accounting principles in Thailand do not conform to those in the United States of America. A description of the significant differences between these two generally accepted accounting principles and the effect of these differences is presented in Notes 28 and 29 to the consolidated financial statements.

(Vairoj Jindamaneepitak)

Certified Public Accountant

Registration No. 3565

KPMG Phoomchai Audit Ltd.

Bangkok

18 June 2008